Exhibit 99.1

Echo Therapeutics Appoints Robert Doman to Board of Directors

Philadelphia, PA – March 13, 2013 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® CGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system, today announced the appointment of Robert F. Doman to its Board of Directors.

Mr. Doman brings to Echo Therapeutics over 30 years of executive level, international and domestic management, business development, sales and marketing, product development and strategic planning experience with specific concentrations in medical devices and pharmaceuticals.

“With the anticipated near-term commercialization of our Symphony CGM System and our continued positive momentum setting the pace for an exciting future, we are very pleased to have Bob join our Board of Directors. Bob brings to the Board valuable hands-on experience and innovative ideas,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics. “Bob’s extensive strategic business planning and execution experience will enable him to make a significant contribution to the future success of Echo.”

Most recently, Mr. Doman served as President and Chief Executive Officer of publicly-traded DUSA Pharmaceuticals, Inc., which he joined in 2005.  Under his leadership, the company strengthened its IP position, expanded its sales and marketing capabilities and repositioned its products in the marketplace.  In 2012, Mr. Doman completed the successful sale of the company to Sun Pharmaceuticals in a $230 million transaction.  From 2000 to 2004, Mr. Doman served as President of Leach Technology Group, the medical electronic device, design, product development and contract manufacturing services division of Leach Holding Corporation, which was sold to Esterline Technologies in 2004.  He served as President of Device Product Development of West Pharmaceutical Services from 1999 to 2000.  Prior to that, Mr. Doman held marketing and business development positions at the Convatec division of Bristol-Myers Squibb and Critikon, Inc., a Johnson & Johnson company.  He earned his Bachelor’s degree from Saint Joseph’s University.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system.  Our target is patients who could benefit from glucose monitoring in the hospital setting, including critical care.  Significant opportunity also exists for patients with diabetes to use Symphony in the outpatient setting.  Echo is also developing its needle-free skin preparation component of Symphony, the Prelude® SkinPrep System, as a platform technology to enhance drug delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony CGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104
colimpio@echotx.com

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